EXHIBIT 11
                            CHECKPOINT SYSTEMS, INC.
                         COMPUTATION OF PER SHARE DATA


                                              Years Ended
                                  ----------------------------------------
                                  December 25,  December 26,  December 27,
                                      1994         1993          1992
                                  -----------  ------------   ------------
                                    (Thousands, except per share data)

   Net Earnings                     $ 6,283       $ 1,615       $ 4,428
                                    =======       =======       =======
   Weighted average number of
   common and common equivalent
   shares outstanding:

   Common shares
       Shares outstanding at
        beginning of year            10,978        10,803        10,257

       Shares held in treasury         (799)         (799)         (799)

       Shares issued from exercise of
        common stock options            133           153           213

   Common equivalent shares, based on
     assumed exercise of common stock
      options                           494           229           280
                                    -------       -------       -------
                                     10,806        10,386         9,951
                                    =======       =======       =======
   Net Earnings Per Share           $   .58       $   .16       $   .45
                                    =======       =======       =======

























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